    As Filed with the Securities and Exchange Commission on April 17, 1998.

                           Registration No. 333-_____

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                  VIRAGEN, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                    59-2101668
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification No.)

                              865 S.W. 78th Avenue
                                    Suite 100
                              Plantation, FL 33324
                            Telephone (954) 233-8746
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

             Gerald Smith                          James Schneider, Esq.
         Chairman of the Board             Atlas, Pearlman, Trop & Borkson, P.A.
            Viragen, Inc.                               Suite 1900
    865 S.W. 78th Avenue, Suite 100             200 East Las Olas Boulevard
       Plantation, Florida 33324              Fort Lauderdale, Florida 33301
            (954) 233-8746                            (954) 763-1200
        -----------------------------------------------------------------
       Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed         Proposed
                                                           Maximum          Maximum
Title of                               Amount              Offering         Aggregate         Amount of
Shares to be                           to be               Price Per        Offering          Registration
Registered                             Registered          Share (1)        Price (1)         Fee
-------------                          ----------          ---------        ---------         ------------
Common Stock, $.01 par
value per share reserved
for issuance upon
conversion of Series
H Preferred Stock                      4,000,000(2)          $2.19          $ 8,760,000          $2,655

Common Stock reserved
for issuance upon
exercise of Common Stock
Purchase Warrants                      1,500,000(3)           2.19            3,285,000             995

Common Stock, reserved
for issuance upon
conversion of Series
I Preferred Stock                      1,600,000(4)           2.19            3,504,000           1,062

Common Stock reserved for
issuance upon exercise of
Common Stock Purchase
Warrants                                 600,000(5)           2.19            1,314,000             398

Common Stock reserved
for issuance upon the exercise
of Placement Agent
Warrants                                 402,052(6)           2.19              880,494             267

Common Stock                           2,300,000(7)           2.19            5,037,000           1,526
                                      ----------                            -----------          ------

Total                                 10,402,052                            $22,780,494          $6,903
                                      ==========                            ===========          ======


         (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock, $.01 par value per share (the "Common Stock"), as reported on the Nasdaq National Market System at April 14, 1998.

         (2) To be offered and sold by Selling Security Holders upon conversion of 500 outstanding shares of Series H Preferred Stock (the "Series H Preferred Stock"). The conversion price for the Series H Preferred Stock will be the lower of (i) the fixed conversion price, which will be equal to the lower of $2.15 per share or the market price of the Common Stock on August 19, 1998, or (ii) the variable conversion price which will be equal to 82% of the market price at the date of conversion (the "Conversion Price"). For purposes of this Registration Statement, the Common Stock reserved for issuance upon conversion of the Series H Preferred Stock was determined on the basis of a Conversion Price of $1.50 per share inasmuch as the Company intends to redeem all or portions of the Series H Preferred Stock at such time as the Market Price is $1.83 or lower.

         (3) To be offered and sold by Selling Security Holders upon the exercise of Common Stock Purchase Warrants issued in connection with the acquisition of the Series H Preferred Stock (the "H Warrants").

         (4) To be offered and sold by Selling Security Holders upon conversion of 200 outstanding shares of Series I Preferred Stock (the "Series I Preferred Stock"). The conversion price for the Series I Preferred Stock will be the lower of (i) the fixed conversion price, which will be equal to the lower of $2.15 per share or the market price of the Common Stock on August 19, 1998, and (ii) the variable conversion price which will be equal to 82% of the market price at the date of conversion. For purposes of this Registration Statement, the Common Stock reserved for issuance upon conversion of the Series I Preferred Stock was determined on the basis of a Conversion Price of $1.50 per share inasmuch as the Company intends to redeem all or portions of the Series I Preferred Stock at such time as the Market Price is $1.83 or lower.

         (5) To be offered and sold by Selling Security Holders upon the exercise of Common Stock Purchase Warrants issued in connection with the acquisition of the Series I Preferred Stock (the "I Warrants").

         (6) To be offered and sold by Selling Security Holders upon the exercise of Common Stock Purchase Warrants issued to the Placement Agent for the Series H Preferred Stock and H Warrants and the Series I Preferred Stock and I Warrants (the "Placement Agent Warrants") and subsequently transferred to affiliates and employees of the Placement Agent.

         (7) To be offered and sold by Selling Security Holders as a result of adjustment of the conversion and exercise prices of the Series H Preferred Stock and H Warrants and the Series I Preferred Stock and I Warrants.

         Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the Series H Preferred Stock and H Warrants, the Series I Preferred Stock and I Warrants and the Placement Agent Warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  Subject to Completion, Dated April 17, 1998

                                10,402,052 Shares

                                  VIRAGEN, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

         This Prospectus (the "Prospectus") relates to the offer and sale of up to 10,402,052 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Viragen, Inc. (the "Company" or "Viragen") by certain selling stockholders (the "Selling Security Holders"). Of the shares offered hereby, (i) 4,000,000 Shares are issuable upon conversion of 500 shares of the Company's Series H Preferred Stock (the "Series H Preferred Stock") held by Selling Security Holders; (ii) 1,500,000 Shares are issuable upon the exercise of Common Stock Purchase Warrants ("H Warrants") issued to the holders of the Company's Series H Preferred Stock and subject to certain cashless exercise provisions;
(iii) 1,600,000 Shares are issuable upon conversion of 200 shares of the Company's Series I Preferred Stock (the "Series I Preferred Stock") held by Selling Security Holders (the "Series H Preferred Stock and the Series I Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock"); (iv) 600,000 Shares are issuable upon the exercise of Common Stock Purchase Warrants (the "I Warrants") issued to the holders of the Company's Series I Preferred Stock and subject to certain cashless exercise provisions (the H Warrants and the I Warrants are hereinafter collectively referred to as the "Warrants"); (v) 402,052 Shares are issuable upon the exercise of the Common Stock Purchase Warrants issued to the Placement Agent for the Preferred Stock and the Warrants (the "Placement Agent Warrants") and subsequently transferred to affiliates and employees of the Placement Agent, subject to certain cashless exercise provisions; and (vi) 2,300,000 Shares as may be issuable as a result of adjustments of the conversion and exercise prices of the Preferred Stock and the Warrants.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         THE SECURITIES OFFERED HEREBY INVOLVE A SIGNIFICANT DEGREE OF RISK. SEE "HIGH RISK FACTORS" COMMENCING ON PAGE 6.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is __________________________, 1998

         The conversion price for both the Series H Preferred Stock and the Series I Preferred Stock is equal to the lower of (i) the "Fixed Conversion Price" which will be equal the lower of (a) $2.15 or (b) the market price of the Common Stock of the Company on August 19, 1998, or (ii) the "Variable Conversion Price," which shall equal 82% of the market price at the date of conversion.

         The exercise price for Warrants to purchase 466,667 shares of Common Stock of the Company will be equal to the average of the lowest two closing bid prices for the Common Stock of the Company during the 20 days prior to November 19, 1998. The exercise price for Warrants to purchase 700,000 shares of Common Stock of the Company will be equal to the average of the lowest two closing bid prices for the Common Stock of the Company during the 20 days prior to February 19, 1999. The exercise price for Warrants to purchase 933,333 shares of Common Stock of the Company will be equal to the average of the lowest two closing bid prices for the Common Stock of the Company during the 20 days prior to May 19, 1999. The exercise price of the Placement Agent Warrants will be equal to $1.684, but if the date of exercise is February 19, 1999 or later, the exercise price will be the lesser of $1.684 or the lowest price for any anniversary date after February 19, 1998, which will be equal to the average of the lowest two closing bid prices of the Company's Common Stock during the 20 trading days prior to such anniversary date.

         Accordingly, the actual number of shares of Common Stock issued to the Selling Security Holders and sold hereby will depend upon the market price of the Common Stock at the time of conversion of the Preferred Stock or exercise of the Warrants or the Placement Agent Warrants. Accordingly, this Prospectus covers the resale in accordance with Rule 416 under the Securities Act of 1933 (the "Act") of such presently indeterminate number of additional shares as may be issuable upon conversion of the Preferred Stock or exercise of the Warrants and the Placement Agent Warrants based on fluctuations in the conversion price or exercise price of such securities.

         The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Security Holders and sold hereby.

         The Selling Security Holders has advised the Company that they propose to sell the Shares, from time to time, publicly through broker-dealers acting as agents for others, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Security Holders.

         The Company will pay all offering expenses for the offering, estimated at approximately $20,000, including (i) the SEC registration fee ($6,903); (ii) legal fees and expenses ($5,000); (iii) blue sky fees ($1,000); (iv) accounting fees and expenses ($5,000); (v) printing expenses ($500); and (vi) miscellaneous expenses ($1,597), but will not pay any discounts or commissions incurred by the Selling Security Holders in connection with the sale of their shares of Common Stock.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

         This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION..................................................................................      2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE......................................................      5

HIGH RISK FACTORS......................................................................................      6

THE COMPANY............................................................................................     10

SELLING SECURITY HOLDERS...............................................................................     11

PLAN OF DISTRIBUTION...................................................................................     16

DESCRIPTION OF SECURITIES..............................................................................     17

LEGAL MATTERS..........................................................................................     19

EXPERTS................................................................................................     19

INDEMNIFICATION........................................................................................     19


         The Common Stock of the Company is traded in the over-the-counter market, and prices are quoted in the Nasdaq National Market under the symbol "VRGN." The last sale price of the Common Stock as reported by NASDAQ on April 14, 1998 was approximately $2.19 per share.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The Company will not receive any proceeds from the sale of Common Stock from the accounts of the Selling Security Holders. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Exchange Act of 1934, including Regulation M thereunder, may apply to their sales in the market, and has furnished the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1997 filed October 2, 1997.

         (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 filed November 14, 1997.

         (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 filed February 13, 1998.

         (d) The Company's Current Report on Form 8-K dated July 1, 1997 and filed September 24, 1997.

         (e) The description of the Company's Common Stock contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

         (f) All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Viragen, Inc. at the Company's principal executive office, 865 S.W. 78th Avenue, Suite 100, Plantation, FL 33324, Telephone (954) 233-8746.

                                HIGH RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider the following risk factors:

HISTORY OF LOSSES AND RISKS OF NEWLY DEVELOPED BUSINESS

         From its inception through December 31, 1997, the Company has incurred operating losses. The net loss for the fiscal year ended June 30, 1997 was $4,775,245 and for the six months ended December 31, 1997 was $3,772,546. At December 31, 1997, the Company had an accumulated deficit of $34,675,732. Although the Company has begun to expand its operations and has undertaken financings for its working capital and investing needs, there can be no assurance that the Company will be able to obtain regulatory approvals necessary for the commercialization of its natural human leukocyte derived alpha interferon product (the "Product") or be able to produce and market its Product on a profitable basis in the future. Results of operations in the future will be influenced by numerous factors including technological developments, regulatory costs and impediments, increases in expenses associated with sales growth, market acceptance of the Company's Product, the capacity of the Company to expand and maintain the quality of its Product, competition and the ability of the Company to control costs. There can be no assurance that revenue growth or profitability on a quarterly or annual basis can be obtained. Additionally, the Company will be subject to all the risks incident to a rapidly developing business with only a limited history of active operations, including unforeseen expenses, organizational difficulties, complications and delays, as well as other factors such as the possibility of competition with larger companies.

LACK OF FDA AND EU APPROVAL; ADDITIONAL FUNDING NEEDED; RISK OF SOLE PRODUCT

         The Product has not been approved by the U.S. Food and Drug Administration ("FDA") or by European Union ("EU") regulatory authorities for use in the treatment of patients. The Company intends to seek FDA and EU approval of the Product for use in treating certain diseases. The Company will require extensive clinical trials in order to obtain FDA and EU approvals. The FDA and EU approval processes are unpredictable, and the process may take several years to obtain either FDA or EU approval. There is, however, no assurance that any FDA or EU approvals will be received at any time in the future. Further trials will also require significant additional funding in addition to the proceeds obtained from the financings previously undertaken. There is no assurance that such funding can be obtained on a cost feasible basis to the Company.

         Commencing in December 1994, the Company received notifications from the Florida Department of Health and Rehabilitative Services ("HRS") (i) to postpone enrollment of new patients under Viragen's Florida Statute 499 Program until such time as the Company provided certain administrative reports to HRS and satisfied certain FDA inspection-related comments concerning the Company's manufacturing processes and facilities; and (ii) that the Company demonstrate that its previous production technology complied with FDA current Good Manufacturing Practices ("cGMP"). As a result of such notifications, and changes in the Company's production technology related to the development of Viragen's OmniferonTM product, and determination by the Company to establish new facilities in Scotland and elsewhere in the United States, the Company entered into a settlement with HRS which resulted in the discontinuation of Viragen's statutory 499 Program with the exception of the Company's limited HRS sanctioned HIV/AIDs program in Florida, which has since been terminated. There can be no assurances that the Company's current production technology and new facilities will comply with FDA mandated cGMP standards.

         Additionally, the Product is the Company's sole product and until such time as the Product achieves FDA and/or EU approval, the Company has no other sources of revenues. To the extent that the Product is the Company's only potential source of revenues, the failure to attain approval by the FDA and/or the EU would eventually result in the Company having to discontinue its operations.

COMPETITION

         Competition in the immunological and pharmaceutical products industry is intense. Competitors include major pharmaceutical, chemical, energy and food companies, some of which are already marketing genetically engineered alpha and beta interferon products for Multiple Sclerosis ("MS"), cancer and viral treatments, and many of which are expanding into modern biotechnology. Competition is expected to increase in the future based upon the perceived potential commercial applications for such products. Various of Viragen's competitors have existing programs, FDA approved and commercially marketed products or products in the FDA clinical trial process, more experience in research, development and clinical testing of pharmaceutical and biomedical products, and substantially greater financial, marketing and human resources than the Company.

RISK OF TECHNOLOGICAL OBSOLESCENCE

         The research and development of new biomedical products is characterized by rapid technological change, which can severely alter the production methods, cost, marketing and acceptance of biomedical products. There is no assurance that the Company will have the resources to keep pace with technological changes or that products developed by others will not adversely affect the commercial feasibility of products that Viragen may distribute.

GOVERNMENT REGULATION MAY AFFECT DEVELOPMENT AND DISTRIBUTION OF PRODUCT

         All pharmaceutical manufacturers are subject to extensive state and federal rules and regulations, and are required to maintain current Good Manufacturing Practices as promulgated under FDA guidelines. Additional rules and regulations are imposed by the EU. These rules and regulations are constantly changing and may serve to restrict in whole or in part the ability of the Company to produce and distribute its Product. If Viragen were not ultimately to achieve compliance with these rules and regulations, it would likely have a material adverse effect on the Company's activities and delay or preclude the development of commercially viable operations.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD PARTY REIMBURSEMENT

         In both domestic and foreign markets, sales of the Company's Product will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's Product will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's Product is approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

RISK THAT PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE PROPRIETARY PROTECTION

         Viragen intends to rely in part on certain proprietary technology in the production of the Product. There can be no assurances that such proprietary technology will enable the Company to manufacture its Product more efficiently and with greater efficacy so as to enable Viragen to compete effectively with other manufacturers of competitive immunological and pharmaceutical products. In addition, there is no assurance that others may not independently develop the same or superior technology to Viragen's technology. Furthermore, to the extent that Viragen's production of the Product is alleged to breach a third party's patents or proprietary technology, it could have an adverse impact on the Company, even if the Company were ultimately determined not to have breached such party's patents or proprietary technology. There can be no assurance that Viragen's future patent applications will be approved, and if granted, whether such patents will provide substantial protection to the Company.

RISKS OF TECHNOLOGY TRANSFERS

         One of the Company's proposed marketing strategies is to sell the right to use Viragen's technology and manufacturing protocols to third parties who will use them to produce the Product outside the United States. There can be no assurance that the Company's marketing program or the efforts of any brokers engaged to assist the Company will be commercially successful.

PRODUCT LIABILITY AND LIMITATIONS OF PRODUCT LIABILITY INSURANCE

         The Company may be subject to claims for personal injuries or other damages resulting from use of the Product. A successful claim could have a materially adverse effect on the Company. The Company maintains product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, but there can be no assurance that such insurance will be available in the future at commercially acceptable rates or that such coverage will be adequate for the Company's purposes.

RELIANCE ON FOREIGN THIRD PARTY MANUFACTURER MAY DISRUPT OPERATIONS

         Viragen (Scotland) Ltd. ("VSL"), a wholly-owned subsidiary of Viragen (Europe) Ltd., a consolidated majority-owned subsidiary of the Company, has entered into a License and Manufacturing Agreement with The Common Services Agency of Scotland, an agency acting on behalf of the Scottish National Blood Transfusion Service ("SNBTS"). Use of an offshore manufacturer will not provide for fixed price U.S. denominated pricing, which could expose VSL to the risk of fluctuations in exchange rates of foreign currencies. In addition, reliance on such foreign manufacturer is subject to all the risks of dealing with a foreign manufacturing facility including governmental regulations, tariffs, import and export restrictions, transportation and taxes and local health and safety regulations. Consummation of such foreign manufacturing arrangements could lead to disruption of the operations of the Company, product and service deficiencies, unanticipated and fluctuating expenses and revenues and sales and marketing dislocations that are beyond the Company's ability to control, and which may have a material adverse effect on the Company's business and operations.

RISK OF DEPENDENCE ON KEY PERSONNEL

         The Company's day-to-day operations are managed by its Chairman of the Board and President, Mr. Gerald Smith, its Chief Executive Officer, Robert H. Zeiger, its Chief Operating Officer, Dr. Jay Sawardecker, its Executive Vice President and Chief Financial Officer, Mr. Dennis W. Healey, and its Vice President of Research and Development, Dr. Joseph Morris. The Company has entered into employment agreements with Messrs. Smith, Zeiger, Sawardecker, Healey and Morris which restrict competitive activities by them during the term of their agreements and for a two-year period thereafter. The loss of any of their services could adversely affect the conduct of the Company's business. The Company's future success will depend in significant part on its ability to attract and retain additional skilled personnel in various phases of its operations.

NO DIVIDENDS ANTICIPATED TO BE PAID

         The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, the capital requirements of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company, and that cash dividends will not be paid to common stockholders.

POSSIBLE RESALES OF SECURITIES BY CURRENT STOCKHOLDERS AND DEPRESSIVE EFFECT ON MARKET

         As of December 31, 1997, there were 5,772,365 shares of the Company's Common Stock outstanding which were "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933 (the "Securities Act"). Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock covered by the Registration Statement of which this Prospectus is a part, as well as sales pursuant to other filed registration statements, could also have a depressive effect on the market price of the Company's Common Stock.

USE OF PREFERRED STOCK TO RESIST TAKEOVERS; POTENTIAL ADDITIONAL DILUTION

         The Company's Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, of which at April 14, 1998, 2,650 shares of Series A Preferred Stock, 500 shares of Series H Preferred Stock and 200 shares of
Series I Preferred Stock were issued and outstanding. As provided in the Company's Certificate of Incorporation, preferred stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. The Company anticipates issuing additional shares of preferred stock as part of its financing program. Such resolutions may authorize issuance of the preferred stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such preferred stock in its capitalization in order to enhance its financial flexibility, such preferred stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of preferred stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company.

                                   THE COMPANY

         Viragen, Inc. was organized in December 1980 to engage in research, development and manufacture of certain immunological products for commercial application, particularly human leukocyte derived alpha interferon, for antiviral and therapeutic applications and as anticancer agents. Viragen's primary product (the "Product") is a natural human leukocyte derived alpha interferon ("Natural Interferon"). Natural Interferon is a protein substance that inhibits malignant cell growth without materially interfering with normal cells. Natural Interferon stimulates and modulates the human immune system and, in addition, impedes the growth and propagation of various viruses. The Product is a natural product produced from human white blood cells. Alpha Leukoferon(TM) (now discontinued) and Omniferon(TM) are the trade names for Viragen's Product in injectable form. The Company's Product has not been approved by the United States Food and Drug Administration ("FDA") or the European Union ("EU") regulatory authorities, and there can be no assurances that approval of the Product will be obtained at any time in the future.

         The Company intends to seek to obtain FDA and EU approvals for various uses of its Omniferon product in the future. Such approval is expected to require several years of clinical trials and substantial additional funding. To date, Viragen has not distributed the Product other than for research and pursuant to its investigatory license from the Florida Department of Health and Rehabilitative Services and until May 1993, Viragen had not actively operated due to insufficient funds. Viragen expects to concentrate its efforts in preparing, filing and processing its applications and obtaining approvals for its Product from the FDA and the EU. The Company has assembled an advisory committee consisting of scientists, medical researchers and clinicians to assist the Company in its applications to the FDA and the EU.

         The Company's majority owned subsidiary, Viragen (Europe) Ltd., acting through its wholly-owned subsidiary Viragen (Scotland) Ltd., entered into a License and Manufacturing Agreement with The Common Services Agency of Scotland (the "Agency") an agent acting on behalf of the Scottish National Blood Transfusion Service ("SNBTS"). Pursuant to such Licensing and Manufacturing Agreement, SNBTS on behalf of VSL, will assist in the manufacture of VSL's Omniferon product for exclusive distribution within the EU and non-exclusively worldwide in return for certain royalties and preferential access to the Product for Agency patients at preferential prices. The Agency has committed to assist in the manufacture of Omniferon in sufficient scale to accommodate the EU Clinical Trials and, subsequently, for limited commercial sales in amounts to be agreed upon by the parties. The Agency will also work with the Company in conducting studies relevant to Omniferon and cooperate with the Company to enable it to comply with the laws and regulations of the EU in connection with production, clinical trials and distribution of Omniferon.

         Viragen's executive office is located at 865 S.W. 78th Avenue, Suite 100, Plantation, FL 33324 Telephone (954) 233-8746; Facsimile No. (954) 233-1414.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS ARE FORWARD LOOKING AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DESCRIBED FOR A VARIETY OF FACTORS. SUCH FACTORS COULD INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND

"MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S FORM 10K ANNUAL REPORT FILED FOR THE FISCAL YEAR ENDING JUNE 30, 1997, AS WELL AS THOSE DISCUSSED ELSEWHERE IN OTHER PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD LOOKING STATEMENTS INCLUDE THE COMPANY'S STATEMENTS REGARDING LIQUIDITY, ANTICIPATED CASH NEEDS AND AVAILABILITY, AND ANTICIPATED EXPENSE LEVELS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDING EXPECTED PRODUCT CLINICAL TRIAL INTRODUCTIONS, EXPECTED RESEARCH AND DEVELOPMENT EXPENDITURES, AND RELATED ANTICIPATED COSTS. ALL FORWARD LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS.

                            SELLING SECURITY HOLDERS

SECURITIES PURCHASE AGREEMENT

         The Series H Preferred Stock and related Warrants were acquired by Selling Security Holders pursuant to the terms of separate Regulation D Subscription Agreements dated February 19, 1998, and the Series I Preferred Stock and related Warrants were acquired by Selling Security Holders also pursuant to the terms of separate Regulation D Subscription Agreements dated April 2, 1998 (the "Selling Security Holders may sometimes hereinafter be collectively referred to as the "Holders" and the Separate Regulation D Subscription Agreements are hereinafter referred to collectively as the "Subscription Agreements"). The Preferred Stock bears no dividends, although an 8% accretion factor has been included in the calculation for purposes of determining the liquidation and conversion amounts. The Preferred Stock is convertible into the Company's Common Stock beginning August 19, 1998. The Preferred Stock carries no voting rights. The stated value of the Preferred Stock is $10,000 per share.

         The Preferred Stock, inclusive of the 8% accretion factor, is convertible commencing August 19, 1998, subject to adjustment, into shares of Common Stock of the Company at the lower of (i) the Fixed Conversion Price which will equal the lower of (a) $2.15 or (b) the average of the lowest two closing bid prices of the Company's Common Stock on the NASDAQ National Market System (or on the principal securities exchange on which the Company's Common Stock is then traded) during the 20 trading days prior to August 19, 1998, (the "Market Price") subject to a minimum Fixed Conversion Price, equal to a Market Price of $0.85; or (ii) the Variable Conversion Price which will equal 82% of the Market Price on the date of conversion (the "Conversion Price"). The amount of the Shares a Holder may convert into is limited to a maximum of 15% of the aggregate principal amount of the Series H Preferred Stock or the Series I Preferred Stock, as the case may be, issued to such Holder for each monthly period, subject to a maximum of 25% per monthly period for each series of Preferred Stock if the Holder has not elected to convert the permitted 15% amount for such series during any previous monthly conversion period. In addition, such conversion quota will not be applicable in the event Viragen completes certain offerings of its securities.

         At the option of the Company, any shares of Preferred Stock which are outstanding on August 19, 2000 will either be (i) automatically converted at the Conversion Rate (which is calculated by dividing the sum of the product of (a) .08; (b) by the quotient of the number of days between the date the Holder fully paid for the Preferred Stock and the date of conversion and (c) the Stated Value plus 10,000, and divided by the Conversion Price) or (ii) automatically redeemed at the Stated Value plus any liquidated damages, conversion failure payments, late registration payments and any other cash payments then due from the Company and then unpaid ("Total Value").

         The Company also has the right to redeem ("Right to Redeem") all or any part of the Preferred Stock submitted for conversion, if on the date of conversion the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price. Under the Right to Redeem option, if the closing bid price of the Common Stock on the date of conversion ("Closing Bid Price") is less than $1.50, the redemption price paid by the Company to the Holder will be $11,200 per share of Preferred Stock, and if the Closing Bid Price is greater than $1.50, the redemption price paid by the Company to the Holder will be $11,750 per share of Preferred Stock.

         In addition, at any time commencing February 20, 1999, the Company has the Right to Redeem from time to time any and all the Preferred Stock, provided, however, that the Company is only entitled to redeem Preferred Stock having an aggregate Stated Value of at least $1,000,000. The redemption price is equal to 120% of the Total Value of the Preferred Stock through August 19, 1999,and is equal to 115% of the Total Value of the Preferred Stock through August 19, 2000. The Company intends to redeem the Preferred Stock at such time as the Market Price is $1.83 or lower.

         Pursuant to the terms of the Subscription Agreements, the Holders also received Nine Month Warrants ("Nine Month Warrants"), Twelve Month Warrants ("Twelve Month Warrants") and Fifteen Month Warrants ("Fifteen Month Warrants") to purchase shares of Common Stock of the Company.

         The Nine Month Warrants are exercisable between November 19, 1998 ("Nine Month Warrant Date of Issuance") and February 19, 2003. The Nine Month Warrants entitle the Holders to purchase Common Stock at an exercise price calculated by averaging the 2 lowest closing bid prices during the 20 trading days of the Common Stock prior to November 19, 1998 (the "Nine Month Market Price"). The number of Shares the Nine Month Warrants may be converted into will be calculated at 10% of the quotient obtained by dividing the stated amount of Preferred Stock purchased by the exercising Holder less any Preferred Stock of that series transferred or converted by the Holder by the Nine Month Market Price.

         The Nine Month Warrants also include a cashless exercise option ("Nine Month Cashless Exercise Option") as a result of which the Holders thereof will be entitled to receive a number of shares of Common Stock calculated by multiplying the number of shares of Common Stock for which the Nine Month Warrant is being exercised by the difference between the average closing bid price of the Common Stock for 5 trading days prior to the date of exercise ("Average Price") and the Nine Month Market Price and dividing the total thereof by the Average Price. The Nine Month Cashless Exercise Option is not available if the shares issuable upon exercise of the Nine Month Warrant would be free of any restrictive legends, including Rule 144 limitations or are registered under the Securities Act of 1933 (the "Restrictions").

         The Twelve Month Warrants and the Fifteen Month Warrants are identical in all respects to the Nine Month Warrants with the exception of the calculation of exercise prices, and the Twelve Months Warrants and the Fifteen Months Warrants may not be exercisable prior to February 19, 1999 and May 19, 1999, respectively. The Twelve Month Warrants entitle the Holders to purchase Common Stock at an exercise price calculated by averaging the 2 lowest closing bid prices during the 20 trading days of the Common Stock prior to February 19, 1999 ("Twelve Month Market Price"). The number of shares the Twelve Month Warrants may be converted into will be calculated at 15% of the quotient obtained by dividing the stated amount of Preferred Stock purchase by the exercising Holder less any Preferred Stock of that series transferred or converted by the Holder by the Twelve Month Market Price. The Fifteen Month Warrants entitle the Holders to purchase Common Stock at an exercise price calculated by averaging the 2 lowest closing bid prices during the twenty (20) trading days of the Common Stock prior to May 19, 1999 ("Fifteen Month Market Price"). The number of shares the
Fifteen Month Warrants may be converted into will be calculated as 20% of the quotient obtained by dividing the principal amount of Preferred Stock purchased by the exercising Holder less any Preferred Stock of that series transferred or converted by the Holder by the Fifteen Month Market Price.

         Pursuant to the terms of the Subscription Agreements, a Holder may not convert Preferred Stock if, as a result of such conversion, the shares of Common Stock beneficially owned by the Holder would exceed 4.9% (the "Percentage") of the outstanding shares of Common Stock of the Company (the " 4.9% Restriction"). Notwithstanding, the converting Holder or Holders may waive the applicability of the 4.9% Restriction (the "Waiver") by providing notice to the Company of such Holder or Holders intent to waive such restriction. In no event may the holders convert Preferred Stock if the total number of shares of Common Stock issuable upon conversion would exceed the maximum number of shares of Common Stock that the Company could, without stockholder approval, issue pursuant to Nasdaq Rule 4460(i)(l)(d)(ii).

         The Company has agreed not to issue any debt or equity securities for cash in private capital raising transactions through August 18, 1998 without obtaining the prior written approval of Holders holding a majority of the purchase price of the Series H Preferred Stock and the Series I Preferred Stock then outstanding. In addition, the Company has agreed that through February 19, 1999, the Company will not, without the prior written consent of each Holder, issue or sell, or agree to issue or sell, any equity or debt securities of the Company or any of its subsidiaries (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity or debt securities of the Company or any of its subsidiaries) unless the Company shall have first delivered to each Holder at least 30 days prior to the closing of such future offerings a written notice describing such future offering and providing each Holder and its affiliates an option during the 20-day period following delivery of such notice to purchase up to the full amount of the securities being offered in the future offering on such terms as contemplated by such future offering. However, if any Holder chooses not to participate in any such future offering, then any debt or equity security issued as a result of such future offering will be ineligible for resale and/or conversion, as the case may be, until November 19, 1998. Such restrictions on capital raising activities of the Company do not apply to any transaction involving issuances of securities in connection with a merger, consolidation, acquisition or sale of assets, in connection with any strategic partnership or joint venture, the disposition or acquisition of a business, product or license by the Company or exercise of options by employees, consultants or directors of the Company. In addition, these capital raising limitations will not apply to underwritten public offerings, the exercise or conversion of existing options, warrants or convertible securities, the grant of options or warrants under any stock option or restricted stock plan for the benefit of the Company's employees, directors or consultants, the grant of options or warrants or the issuance of securities relating to any research and development partnership with Viragen U.S.A., Inc. or the grant of options or warrants relating to blood collection and processing organizations in exchange for blood products.

         In connection with distributions of the Shares, the Holders have agreed that during the period from the date hereof to the date that all shares of Preferred Stock owned by such Holder are either converted in full or redeemed by the Company or otherwise disposed of by the Holder, the Holder shall not engage in short sales or other hedging transactions with respect to the Common Stock. However, a Holder may enter into such transactions involving a number of shares of Common Stock not to exceed the number of Shares for which a Conversion Notice has been submitted to the Company.

         Pursuant to separate Placement Agent Agreements between the Company and the Placement Agent, the Placement Agent received a commission of 7% of the gross proceeds received from the sale of the Series H Preferred Stock and H Warrants and Series I Preferred Stock and I Warrants. In addition, the Placement Agent received the Placement Agent Warrants to purchase an aggregate of 402,052 shares of Common Stock of the Company, which were subsequently transferred to affiliates and employees of the Placement Agent. The Placement Agent Warrants entitle the holders thereof to exercise the Placement Agent Warrants at an exercise price of $1.684 per share ("Initial Exercise Price") at any time between the date of their respective issuances ("Date of Issuance") and February 19, 2003 ("the "Warrant Term"); provided that if the date of exercise occurs after February 19, 1999, the exercise price of the Placement Agent Warrants will be the lesser of the Initial Exercise Price or the lowest reset price as calculated on each one year anniversary of the Date of Issuance during the Warrant Term. The Placement Agent Warrants have a cashless exercise option which allow the holders thereof to receive a number of shares of Common Stock calculated by multiplying the number of shares of Common Stock for which the Placement Agent Warrant is being exercised by the difference between the average closing price of the Common Stock for five trading days prior to the date of exercise less the exercise price, divided by the average of the lowest two closing bid prices of the Common Stock for the 20 trading days prior to such anniversary date of the Date of Issuance. The Placement Agent Warrants cashless exercise option does not contain the restrictions applicable to the Warrants.

         Pursuant to the Registration Rights Agreement and the Placement Agent Agreement, the Company agreed to file a Registration Statement registering the resale by the Selling Security Holders of the Shares underlying the Preferred Stock, the Warrants and the Placement Agent Warrants. The Registration Statement has been filed by the Company to fulfill these obligations to the Selling Security Holders under the Registration Rights Agreement and the Placement Agent Agreement. The Company is required to maintain the effectiveness of the Registration Statement covering the resale of the Shares of the Selling Security Holders until the earlier of (i) the date on which the Selling Security Holders may sell all of their Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, or (ii) the date on which the Selling Security Holders has sold all of their Shares included in the Prospectus and none of the shares of the Preferred Stock, the Warrants, or the Placement Agent Warrants remain outstanding.

         The Company has agreed to indemnify the Selling Security Holders against any liabilities under the Securities Act of 1933 or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Security Holders expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its Certificate of Incorporation and By-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In connection with the registration of the resale of the Shares offered hereby, the Company will supply Prospectuses to the Selling Security Holders and use its best efforts to qualify the Shares for sale in states reasonably designated by the Selling Security Holders.

STOCK OWNERSHIP

         The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the Preferred Stock, the Warrants and the Placement Agent Warrants as of April 14, 1998 to be offered by the Selling Security Holders and the amount to be owned by the Selling Security Holders following sale of such shares of Common Stock. As of April 14, 1998, there were 52,710,635 outstanding shares of Common Stock of the Company.

                                                                                                  Shares to be
Name of Selling                                    Number of                Shares to             Owned After
Security Holders                                Shares Owned(7)             be Offered             Offering
----------------                                ---------------             ----------            -----------
The Tail Wind Fund Ltd.(1)                         2,805,000                 2,805,000                  0
Lakeshore International, Ltd.(2)                   2,310,000                 2,310,000                  0
LaRouque Trading Group, LLC(3)                     1,650,000                 1,650,000                  0
Global Bermuda Limited
   Partnership(4)                                    825,000                   825,000                  0
Chelverton Fund (5)                                  110,000                   110,000                  0
Eric S. Swartz(6)                                    144,654                   144,654                  0
Kendrick Family Partnership, LP(6)                   144,654                   144,654                  0
Michael E. Stough(6)                                  28,613                    28,613                  0
Charles B. Krusen(6)                                  17,231                    17,231                  0
Carlton M. Johnson, Jr.(6)                            16,500                    16,500                  0
Glenn R. Archer(6)                                    15,500                    15,500                  0
Davis C. Holden(6)                                    12,000                    12,000                  0
P. Bradford Hathorn(6)                                11,000                    11,000                  0
Frank G. Mauro(6)                                      3,000                     3,000                  0
James David Mills(6)                                   2,500                     2,500                  0
Kelley E. Smith(6)                                     2,000                     2,000                  0
Gerald David Harris(6)                                 1,900                     1,900                  0

N. Nelson Logan                                        1,000                     1,000                  0
Dwight B. Bronnum(6)                                     750                       750                  0
Robert L. Hopkins(6)                                     750                       750                  0

----------------------


(1) Includes 2,040,000 shares of Common Stock issuable upon the conversion of 255 shares of Preferred Stock and 765,000 shares of Common Stock issuable upon the exercise of the Warrants. Address is 1 Regent Street, 4th Floor, London, England SW1 Y4NS.

(2) Includes 1,680,000 shares of Common Stock issuable upon the conversion of 210 shares of Preferred Stock and 630,000 shares of Common Stock issuable upon the exercise of the Warrants. Address is 601 Carlson Parkway, Suite 200 Minnetonka, Minnesota 55305.

(3) Includes 1,200,000 shares of Common Stock issuable upon the conversion of 150 shares of Preferred Stock and 450,000 shares of Common Stock issuable upon the exercise of the Warrants. Address is 440 S. LaSalle Street, Suite 700, Chicago, Illinois 60605.

(4) Includes 600,000 shares of Common Stock issuable upon the conversion of 75 shares of Preferred Stock and 225,000 shares of Common Stock issuable upon the exercise of the Warrants. Address is 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

(5) Includes 80,000 shares of Common Stock issuable upon the conversion of 10 shares of Preferred Stock and 30,000 shares of Common Stock issuable upon exercise of the Warrants. Address is 1 Regent Street, 4th Floor, London, England SW1 Y4NS.

(6) Represent shares of Common Stock issuable upon exercise of the Placement Agent Warrants. Address is 1080 Holcomb Bridge Road, 200 Roswell Summit, Suite 285, Roswell, Georgia 30076.

(7) This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable upon conversion of the Preferred Stock based upon such fluctuations in the conversion price. As of April 14, 1998, there were outstanding 500 shares of Series H Preferred Stock and 200 shares of Series I Preferred Stock. Pursuant to the terms of the Certificate of Designations pertaining to the Preferred Stock, the Securities Purchase Agreements and related agreements, a Holder of the Preferred Stock may not convert the Preferred Stock and the Company may not require the conversion of Preferred Stock, if as a result thereof, the shares of Common Stock beneficially owned by the Holder would exceed 4.9% of the outstanding shares of Common Stock of the Company.

         The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933.


                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Security Holders and purchasers without a broker-dealer or other intermediary. In addition, the Selling Security Holders may from time to time, subject to the restrictions described below and previously under "Selling Security Holders", sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale. In effecting sales, broker-dealers, or agents engaged by the Selling Security Holders may arrange for other broker-dealers or agents to participate. Such broker-dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by the Selling Security Holders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, agent or underwriter, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (a) the name of each such broker-dealer, agent or underwriter (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that such broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.


                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 75,000,000 shares of Common Stock, par value $.01 per share, of which 52,710,635 shares were outstanding as of April 14, 1998. The Company is also authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, of which 2,650 shares of Series A Preferred Stock, 500 shares of Series H Preferred Stock and 200 shares of Series I Preferred Stock were outstanding as of April 14, 1998.

COMMON STOCK

         Subject to the dividend rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of Preferred Stock that may be outstanding, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

         Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of a plurality of the shares voting for the election of Directors at any Special or Annual Meeting of Stockholders can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any Directors. The By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

PREFERRED STOCK

         The Company is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. The preferred stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances of such preferred stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such preferred stock in its capitalization in order to enhance its financial flexibility, such preferred stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of preferred stock could possibly have a dilutive effect with respect to the existing holders of Common Stock of the Company.

         The Company has authorized 375,000 shares of Series A Preferred Stock of which 2,650 shares are issued and outstanding, and has authorized 500 shares of Series H Preferred Stock and 200 shares of Series I Preferred Stock, all of which shares are outstanding. The Company has also authorized the issuance of 15,000 shares of 5% Cumulative Convertible, Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 15,000 shares of Series D Preferred Stock, 5,000 shares of Cumulative Convertible Preferred Stock, Series E; 15,000 shares of Convertible Preferred Stock Series F and 4,000 shares of Series G Preferred Stock, no shares of which are outstanding. The Company is in the process of eliminating the authorizations for such previously issued preferred series whose shares are no longer outstanding.

         Series A Preferred Stock

         Series A Preferred Stock was established by the Board of Directors in January 1984. Each share of Series A Preferred Stock is immediately convertible into 4.26 shares of Common Stock. Dividends on the Series A Preferred Stock are cumulative, have priority to the Common Stock and are payable in either cash or Common Stock, at the option of the Company.

         The Series A Preferred Stock has voting rights only if dividends are in arrears for five annual dividends. Upon such occurrence, the voting would be limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. The Series A Preferred Stock is redeemable at the option of the Company at any time after expiration of ten consecutive business days during which the bid or last sale price for the Common Stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

         Owners of the Series A Preferred Stock, of which there are eight record holders, will be entitled to receive $10.00 per share (plus accrued and unpaid dividends) before any distribution or payment is made to holders of the Common Stock or other stock of the Company junior to the Series A Preferred Stock upon liquidation, dissolution or winding up of the Company. If in any such event the assets of the Company distributable among the holders of Series A Preferred Stock or any stock of the Company ranking on a par with the Series A Preferred Stock upon liquidation, dissolution or winding up are insufficient to permit such payment, the holders of the Series A Preferred Stock and of such other stock will be entitled to ratable distribution of the available assets in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

OVER-THE-COUNTER MARKET

         The Company's Common Stock is traded in the Nasdaq National Market under the symbol "VRGN." If for any reason the Common Stock does not remain accepted for inclusion on NASDAQ, then in such case the Company's Common Stock would be expected to continue to be traded in the over-the-counter markets through the "pink sheets" or the NASD's OTC Bulletin Board. In the event the Common Stock were not included on NASDAQ, the Company's Common Stock would be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently,the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. The ability of the Company to secure a symbol on NASDAQ does not imply that a meaningful trading market in its Common Stock will ever develop.

TRANSFER AGENT

         The Transfer Agent for the shares of Common Stock is Chase Mellon Shareholders Services, Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. Members of that firm or members of their family own an aggregate of 37,000 shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of Viragen, Inc. appearing in Viragen, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Article VII of the By-Laws of the Company require the Company to indemnify its Directors and officers as follows:

         "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the case of an action or suit by or in the right of the corporation, (a) such person shall be indemnified only to the extent of his expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement thereof and not for any judgments, fines or amounts paid in settlement and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.

         The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware or of these By-Laws.

         The corporation's indemnity of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or
(ii) from such other corporation, partnership, joint venture, trust or other enterprise.

         Nothing contained in this Article VII, or elsewhere in these By-Laws, shall operate to indemnify any director or officer of such indemnification is for any reason contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

         For the purposes of this Article, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporations so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Registration fee.................................................            $ 6,903
         Legal fees and expenses..........................................              5,000*
         Blue sky qualification fees and expenses ........................              1,000*
         Accounting fees and expenses.....................................              5,000*
         Printing expenses................................................                500*
         Miscellaneous....................................................              1,597*

         Total ...........................................................            $20,000*

*Estimated

Item 15. Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Article VII of the By-Laws of the Company require the Company to indemnify its Directors and officers as follows:

         "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the case of an action or suit by or in the right of the corporation, (a) such person shall be indemnified only to the extent of his expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement thereof and not for any judgments, fines or amounts paid in settlement and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.

         The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware or of these By-Laws.

         The corporation's indemnity of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or (ii) from such other corporation, partnership, joint venture, trust or other enterprise.

         Nothing contained in Article VII of the By-Laws, or elsewhere in the By-Laws, shall operate to indemnify any director or officer of such indemnification if for any reason contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

         For the purposes of this Article, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporations so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity."

Item 16. Exhibits.

Exhibit                    Description
-------                    -----------
(2)                        Plan of acquisition, reorganization, arrangement,
                           liquidation or succession (incorporated by reference
                           to the Company's registration statement on Form S-3
                           dated April 15, 1997, as amended, File No. 333-25187,
                           Part II, Item 16, (2)("April 1997 Form S-3)).

(2)(i)                     Plan of Merger between Florida Immunological
                           Institute, Inc. and Vira-Tech, Inc., dated September
                           30, 1986 (incorporated by reference to the Company's registration statement on Form S-2, dated October 24, 1986, as amended File No. 33-9714 ("1986 Form S-2"),
                           Part II, Item 16, 2.1)

(2)(ii) Articles of Merger of Florida Immunological Institute into Vira-Tech, Inc., dated September 30, 1986
                           (incorporated by reference to 1986 Form S-2, Part II,
                           Item 16, 2.2)

(3)(i) Articles of Incorporation and By-Laws (incorporated by reference to the Company's registration statement on Form S-1, dated June 8, 1981, as amended, File No.
                           2-72691, "Form S-1", Part II, Item 30(b) 3.1 and 3.2)

(3)(ii) Amended Certificate of Incorporation (incorporated by reference to 1986 Form S-2, Part II, Item 16, 4.2)

(4) Instruments defining the rights of security holders, including indentures (incorporated by reference to April 1997 Form S-3, Item 16, (4))

(4)(i)                     Certificate of Designation for Series A Preferred
                           Stock, as amended (incorporated by reference to 1986
                           Form S-2, Part II, Item 16, 4.4)

Exhibit                    Description
-------                    -----------
(4)(ii)                    Specimen Certificate for Unit (Series A Preferred
                           Stock and Class A Warrant) (incorporated by reference
                           to 1986 Form S-2, Part II, Item 16, 4.5)

(4)(iii)                   Omitted

(4)(iv)                    Omitted

(4)(v)                     Omitted

(4)(vi)                    Omitted

(4)(vii)                   Omitted

(4)(viii)                  Form of three year 8.5% Convertible Subordinated
                           Debenture (incorporated by reference to the Company's
                           Current Report on Form 8-K dated November 17, 1993)

(4)(ix)                    Form of Stock Option Agreement dated November 19,
                           1993, issued to Messrs. Dennis W. Healey and Peter D.
                           Fischbein (incorporated by reference to the Company's
                           Current Report on Form 8-K dated November 17, 1993)

(4)(x)                     1995 Stock Option Plan

(4)(xi)                    Certificate of Designation for Series B Preferred
                           Stock, (incorporated by reference to the Company's
                           Current Report on Form 8-K dated June 7, 1996)

(4)(xii)                   Omitted

(4)(xiii) Certificate of Designations Preferences and Rights for Series C Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(4)(xiv) Certificate of Designations Preferences and Rights for Series D Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(4)(xv) Certificate of Designations, Preferences and Rights for Series E Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 1997)

(4)(xvi) Certificate of Designations, Preferences and Rights for Series F Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997)

Exhibit                    Description
-------                    -----------
(4)(xvii)                  Certificate of Designations, Preferences and Rights
                           for Series G 10% Cumulative Convertible Preferred
                           Stock (incorporated by reference to the Company's
                           Current Report on Form 8-K dated September 22, 1997)

(4)(xvii) Certificate of Designations, Preferences and Rights for Series H Preferred Stock*

(4)(xviii) Certificate of Designations, Preferences and Rights of Series I Preferred Stock*

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to the validity of the securities being registered*

(10)                       Material contracts

(10)(i)                    Research Agreement between the Registrant and Viragen
                           Research Associates Limited Partnership dated
                           December 29, 1983 (incorporated by reference to
                           Medicore S-1, File No. 2-89390, dated February 10,
                           1984 ("Medicore S-1"), Part II, Item
                           16(a)(10)(xxxiii))

(10)(ii)                   License Agreement between the Registrant and Viragen
                           Research Associates Limited Partnership dated
                           December 29, 1983 (incorporated by reference to
                           Medicore S-1, Part II, Item 16 (a)(10)(xxxiv))

(10)(iii)                  Omitted

(10)(iv)                   Royalty Agreement between the Company and Medicore,
                           Inc. dated November 7, 1986 (incorporated by reference to the November 1986 Form 8-K, Item
                           7(c)(i))

(10)(v) Amendment to Royalty Agreement between the Company and Medicore, Inc. dated November 21, 1989
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated December 6, 1989, Item 7
                           (c)(i))

(10)(vi)                   Promissory Note from the Company to Medicore, Inc.
                           dated August 6, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV, Item
                           10(a)(10)(xx))

(10)(vii)                  Loan Agreement between the Company and Medicore, Inc.
                           dated January 31, 1991 (incorporated by reference to the Company's Current Report on Form 8-K dated
                           February 26, 1991, Item 7(c)(ii))

(10)(viii)                 Amendment to Loan Agreement between the Company and
                           Medicore, Inc. dated August 6, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV,
                           Item 14(a)(10)(xxi))

Exhibit                    Description
-------                    -----------

(10)(ix) Florida Real Estate Mortgage and Security Agreement from the Company to Medicore, Inc. dated August 6,
                           1991 (incorporated by reference to the Company's 1991
                           Form 10-K, Part IV, Item 14(a)(10)(xxii))

(10)(x)                    Omitted

(10)(xi)                   Omitted

(10)(xii)                  Promissory Note to Equitable Bank dated August 2,
                           1991 (incorporated by reference to the Company's
                           Quarterly Report on Form 10-Q for the second quarter ended June 30, 1991 ("June, 1991 Form 10-Q"), Part
                           II, Item 6(a)(28)(i))

(10)(xiii) Mortgage and Security Agreement issued to the Equitable Bank dated August 2, 1991 (incorporated by reference to the Company's June, 1991 Form 10-Q, Part
                           II, Item 6(a)(28)(ii))

(10)(xiv)                  Acquisition Agreement between the Company and
                           Medicore, Inc. dated August 2, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV,
                           Item 14(a)(10)(xxiii))

(10)(xv)                   Lease between the Company and Medicore, Inc. dated
                           December 8, 1992 (incorporated by reference to the Company's Current Report on Form 8-K, dated January
                           21, 1993 ("January 1993 Form 8-K"), Item 7(c)(10)(i))

(10)(xvi)                  Addendum to Lease between the Company and Medicore,
                           Inc. dated January 15, 1993 (incorporated by reference to the Company's January 1993 Form 8-K,
                           Item 7(c)(10)(ii))

(10)(xvii) Agreement for Sale of Stock between the Company and Cytoferon Corp. dated February 5, 1993 (incorporated by reference to the Company's Current Report on Form
                           8-K, dated February 11, 1993, Item 7(c)(28))

(10)(xviii) Addendum to Agreement for Sale of Stock between the Company and Cytoferon Corp. dated May 4, 1993
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated May 5, 1993, Item
                           7(c)(28)(i))

(10)(xix)                  Amendment No. 2 to the Royalty Agreement between the
                           Company and Medicore, Inc. dated May 11, 1993
                           (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xix))

(10)(xx)                   Note and Mortgage Modification Agreement between the
                           Company and Medicore, Inc. dated August 18, 1993
                           (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xx))

Exhibit                    Description
-------                    -----------
(10)(xxi)                  Amendment No. 2 to the Loan Agreement between the
                           Company and Medicore, Inc. dated August 18, 1993
                           (incorporated by reference to the Company's June 30,
                           1993 Form 10-K, Part IV, Item 14(a)(10)(xxi))

(10)(xxii)                 Amendment to Acquisition Agreement between the
                           Company and Medicore, Inc. dated August 18, 1993
                           (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xxii))

(10)(xxiii) Marketing and Management Services Agreement between the Company and Cytoferon Corp. dated August 18, 1993
                           (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xxiii))

(10)(xxiv) Agreement for Sale of Stock between Cytoferon and the Company dated November 19, 1993 (incorporated by reference to the Company's current report on Form 8-
                           K, dated November 12, 1993)

(10)(xxv)                  Employment Agreement between Gerald Smith and the
                           Company dated November 19, 1993 (incorporated by reference to the Company's current report on Form
                           8-K, dated November 12, 1993) as amended by Modified
                           Employment Agreement dated December 15, 1994

(10)(xxvi)                 Common Stock Purchase Warrant Agreement between
                           Northlea Partners Ltd. and the Company dated January
                           6, 1994 (incorporated by reference to the Company's
                           Current Report on Form 8-K, dated November 17, 1993)

(10)(xxvii)                Management Consulting Agreement between the Company,
                           Medvest, Inc. and Dr. John Abeles dated January 6,
                           1994 (incorporated by reference to the Company's
                           Current Report on Form 8-K, dated November 17, 1993)

(10)(xxviii)               Employment Agreement between Dennis W. Healey and the
                           Company dated April 8, 1994 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1994) as amended by Modified Employment Agreement dated December 15, 1994

(10)(xxx) Employment Agreement between Charles F. Fistel and the Company dated July 1, 1994 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1994) as amended by Modified Employment Agreement dated December 15, 1994

(10)(xxxi)                 Placement Agent Agreement and Common Stock Purchase
                           Warrant issued to Laidlaw Equities, Inc. and designees (incorporated by reference to the April
                           1997 Form S-3, Part II, Item 16, 10(xxxi)).

(10)(xxxii)                Amendment No. 1 to Agreement for Sale of Stock with
                           Cytoferon

Exhibit                    Description
-------                    -----------
(10)(xxxiii)               Modified Sale of Stock and Stock Option Agreement
                           with Peter D. Fischbein(1)incorporated by reference
                           to the Company's 1995 Form SB-2, Part II, Item
                           27(10)(xxxiii))

(10)(xxxiv) Agreement with Moty Hermon (incorporated by reference to the Company's 1995 Form SB-2, Part II, Item
                           27(10)(xxxiv))

(10)(xxxv)                 Agreement with University of Nebraska Medical Center
                           (incorporated by reference to the Company's 1995 Form
                           SB-2, Part II, Item 27(10)(xxxv))

(10)(xxxvi)                License and Manufacturing Agreement with Common
                           Services Agency (incorporated by reference to the Company's 1995 Form SB-2, Part II, Item
                           27(10)(xxxiv))

(10)(xxxvii)               Agreed Motion for Consent Final Order and Settlement
                           Agreement dated August 29, 1995 (incorporated by reference to the Company's June 30, 1995 Form 10-
                           KSB)

(10)(xxxviii)              Agreement and Plan of Reorganization dated November
                           8, 1995 and Amendment thereto (incorporated by
                           reference to the Company's Post-Effective Amendment
                           No. 1 to Registration Statement on Form SB-2)

(10)(xxxix)                Private Securities Subscription Agreement dated June
                           7, 1996, and Registration Rights Agreement
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated June 7, 1996)

(10)(xxxx) Employment Agreement between Charles F. Fistel and the Company dated July 1, 1996 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996)

(10)(xxxxi)                Stock Option Agreement between the Company and Fred
                           D. Hirt dated August 2, 1996 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996)

(10)(xxxxii) Form of Private Securities Subscription Agreement dated November 27, 1996 and related Registration
                           Rights Agreement and Common Stock Purchase Warrant
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated February 14, 1997)

(10)(xxxxiii)              Private Securities Subscription Agreement dated
                           February 3, 1997 and related Regulation Rights
                           Agreement, Common Stock Purchase Warrant and related
                           agreements (incorporated by reference to the
                           Company's Current Report on Form 8-K dated February
                           14, 1997)

Exhibit                    Description
-------                    -----------

(10)(xxxxiv)               Securities Purchase Agreement dated as of December
                           31, 1996 and related Registration Rights Agreement
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated March 6, 1997)

(10)(xxxxv)                Stock Exchange Agreement (Series F Convertible
                           Preferred Stock Exchange Agreement) (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997, Item 7(c)4)

(10)(xxxxvi)               Stock Exchange Agreement (Series G Convertible
                           Preferred Stock Exchange Agreement) (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997, Item 7(c)5)

(10)(xxxxvii)              10% Promissory Note to Clearwater Fund IV, LTD.
                           (incorporated by reference to the Company's Current
                           Report on Form 8-K dated September 22, 1997, Item
                           7(c)1)

(10)(xxxxviii)             Form of Subscription Agreement dated February 17,
                           1998 and related Registration Rights Agreement and
                           Common Stock Purchase Warrants*

(10)(xxxxix)               Omitted

(10)(l) Form of Subscription Agreement dated April 2, 1998 and related Registration Rights Agreement and Common
                           Stock Purchase Warrants*

(11) Computation of Per Share Earnings (incorporated by reference to the Company's Quarterly Report on Form
                           10-Q dated February 10, 1998, Part II, Item 6 (11))

(21) Subsidiaries of the Registrant (incorporated by reference to the Company's June 30, 1996 Form
                           10-KA/1)

(23)(i)                    Consent of Ernst & Young LLP*

(23)(ii)                   Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                           (included as part of Exhibit (5))

-----------------------

*  Filed herewith.

Item 17. Undertakings.

         (a) The undersigned Company hereby undertakes:

                  (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (ii) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof;

                  (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

                  (iv) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and the State of Florida, on the 15th day of April 1998.

                                    VIRAGEN, INC.


                                    By: /s/Gerald Smith
                                       ----------------------------
                                    Gerald Smith
                                    Chairman of the Board Principal
                                    Executive Officer and President


                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Gerald Smith and Dennis W. Healey or either of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such persons' capacity as a director and/or officer of Viragen, Inc.) to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1993, this Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                    TITLE                                         DATE
---------                                    -----                                         ----
/s/Gerald Smith                        Chairman of the
---------------------------            Board of Directors,
Gerald Smith                           Principal Executive                             April 15, 1998
                                       Officer and President


/s/Robert H. Zeiger                    Chief Executive Officer
---------------------------            and Director                                    April 16, 1998
Robert H. Zeiger

SIGNATURE                                     TITLE                                         DATE
---------                                     -----                                         ----
/s/Dennis W. Healey                    Executive Vice President, Treasurer,
---------------------------            Principal Financial
Dennis W. Healey                       Officer and Director                             April 15, 1998


/s/Charles F. Fistel                   Executive Vice-President
---------------------------            and Director                                     April 15, 1998
Charles F. Fistel


/s/Jose I. Ortega                      Controller and Principal
---------------------------            Accounting Officer                               April 15, 1998
Jose I. Ortega


/s/Sidney Dworkin                      Director                                         April 16, 1998
---------------------------
Sidney Dworkin



/s/Peter D. Fischbein                  Director                                         April 16, 1998
---------------------------
Peter D. Fischbein


                                       Director
---------------------------
Jay M. Haft



                                       Director
---------------------------
Fred D. Hirt



                                       Director
---------------------------
William B. Saeger



/s/Carl N. Singer                      Director                                         April 16, 1998
---------------------------
Carl N. Singer